EXHIBIT 10.21(D)

SIDE LETTER NO 4.                                                 9TH APRIL 1998
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                                                     Petrodrill Construction Inc
                                                                       Suite 205
                                                                  Saffrey Square
                                                                   PO Box N 8188
                                                                          Nassau
                                                                         Bahamas

TDI-Halter L.P.
1800 West Loop South
Houston
Texas 77027

Gentlemen,

                                  Hull No 1829

We refer to the contract executed between us today in respect of the above hull.

It is agreed between the parties hereto that in lieu of the Warranty in Section 17 of the Contract the Purchaser, at its option, may elect to purchase from the Builder a more extensive warranty than that which is currently in the contract, for the price of $500,000 per vessel, or alternatively, again at its option to enter into an Escrow/Warranty Reserve Agreement. Under the terms of the Warranty Reserve agreement, the Purchaser would pay the additional $500,000 into an Escrow Account to be drawn down upon by direct warranty costs. Funds remaining in the account at the end of the warranty period would be split evenly between the parties, any funds used, over and above the $500,000 would be for the Purchaser's account.

Attached hereto is the agreed language for the more extensive warranty which would replace the existing Clause 17 and which defines the scope of work supplied, should the Purchaser elect to purchase this warranty for an additional $500,000.


Yours faithfully

/s/ DEREK LEACH
    Derek Leach
    Attorney-in-Fact



WE HEREBY ACKNOWLEDGE OUR UNDERSTANDING AND ACCEPTANCE OF THIS LETTER:

/s/ RICHARD M. CURRENCE JNR.
    Richard M Currence Jnr.
    TDI-Halter Inc.
    9th April 9, 1998


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                                Side Letter No 4                     Page 1 of 4
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                                 OPTION WARRANTY

17.  DEFECTS AND BUILDER'S GUARANTEE

       GUARANTEE PERIOD

17.1. The Builder guarantees the Vessel for a period of twelve months from Delivery or, in respect of individual items as provided for in the Specification, for such greater period as may be agreed, against all defects whether attributable to Materials, workmanship, construction or detailed engineering, caused to the Vessel thereby. The aforesaid period of twelve months from Delivery shall be known herein as the "Guarantee Period".

17.2. This guarantee shall not extend to Owner Furnished Equipment or to any damage caused by any defect therein not attributable to the Builder, but it shall extend to defects in Materials, workmanship, installation engineering and to physical damage caused therein resulting from the Builder's installation of the Owner Furnished Equipment.

17.3. The Builder guarantees repairs or replacements to the Vessel made under the guarantee in sub-clause (1) above for a further period of twelve months from the date of completion of such repair or replacement subject to a maximum of 24 months.

       REMEDY OF DEFECTS

17.4. The Purchaser shall notify the Builder in writing within thirty days after discovery of any defect falling within the provisions of this Clause 17. The Purchaser's notice shall include such particulars as can reasonably be given as to the nature of such defect, the date of discovery and the place at which the Vessel can be made available for earliest inspection by or on behalf of the Builder. The Purchaser shall furnish to the Builder as soon as practicable copies of any relevant survey or inspection reports.

17.5. The Purchaser may require the Builder to make good any defect or physical damage for which the Builder is liable under this Clause 17 by giving notice of such requirement to the Builder. Any parts replaced shall on their removal become the property of and shall be at the risk of the Builder whilst the replacement parts fitted to the Vessel shall upon fitting become the property of the Purchaser.

17.6. The Builder shall execute the necessary work including the carrying out of any essential dismantling and reassembling with the utmost despatch in accordance with the quality standards which are applicable hereunder to the Vessel's original construction.

17.7. In the event that the Builder is unable to make good any defect at the Shipyard, it shall forthwith nominate a yard suitable for such purpose for the Purchaser's approval, and should the Purchaser consider such yard acceptable the Builder shall arrange for the making good of the defect and the carrying out of any essential dismantling and reassembling at its own expense.

17.8. Should the Purchaser consider the yard nominated by the Builder unacceptable, or should the Purchaser elect to have the work referred to above carried out elsewhere than at the Shipyard, the Purchaser shall nominate a yard acceptable to it. In such case the Builder shall pay to the Purchaser for repairs and/or replacements such sum as would equate to the costs of effecting such repairs at a first-class US Gulf Coast Commercial shipyard. The Builder may, at its own expense, have its representative in attendance during execution of the work. The Purchaser shall ensure that any parts replaced under this sub-clause are returned to the Builder (if required by the Builder) at the Builder's expenses, and in such case those parts returned shall on their replacement become the property of and shall be at the risk of the Builder.

17.9. In the event of defects arising which fall within the provision of this Clause 17, whether or not such defects require the Vessel to be drydocked, the Builder shall pay for any costs incurred by the Purchaser in making the Vessel available to the Builder or to any other yard for the making good of any such defect as aforesaid. Such additional costs shall exclude however the costs of transportation, port charges and the cost


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                                Side Letter No 4                     Page 2 of 4
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of fuels, lubricants and consumable stores consumed in excess of those which would have been consumed had the Vessel not deviated to allow the Builder to make good any such defects as aforesaid.

17.10. In the event that the Vessel is idle for more than 15 days in total accumulated time due to defects under this Clause 17 the Guarantee Period shall be extended by the number of all days during which the Vessel is idle commencing with the sixteenth day, whether or not other work is undertaken simultaneously with the guarantee work.

17.11. Nothing contained herein shall obligate Builder at any time to repair or replace the Vessel, or any component part therof, where such repair and/or replacement is caused, in whole or in part, by normal wear or unusual handling, by the negligent operation or maintenance of the Vessel, or its equipment or by abuse, rough weather, accident, fire, by Purchaser or Purchaser's agents, employees or representatives.

17.12. With respect to paint, Builder warrants that it will purchase paint of good marine quality and that it will apply the paint in accordance with the manufacturer's specifications, recommendations, and inspection, and Builder makes no warranty, express or implied, with respect to the fitness of the paint or the manufacturer's specifications and recommendations. The Builder will purchase paint insurance for the Purchaser.

17.13. For any claim for damages to or loss of the Vessel, and/or damages to persons and/or property (including, but not limited to claims, demands, or actions for bodily injury, illness, disease, death, loss of service, loss of society, maintenance and cure, wages or property) made as a result of any defect in the Vessel, or any component parts thereof, after the said Warranty Period, Purchaser shall have no claim or actions whatsoever against Builder, regardless of any negligence, tort, fault, strict liability or otherwise of Builder, its employees or subcontractors, and Purchaser hereby waives and releases Builder and its employees and subcontractors from and against any and all liability and any and all damages resulting therefrom, including, but not limited to, for personal injury, death, property damage, damage to and/or loss of the Vessel, delay, demurrage, loss of profits, loss of use, or any other consequential or punitive damages of any kind, whether such claim is based in contract, redhibition, negligence, strict liability, or otherwise, arising out of any defect and/or negligent design, the selection or choice of specifications and/or materials and/or component parts, manufacture, construction, fabrication, workmanship, labor and/or installation of equipment, materials and/or components or from any unseaworthy condition or any other defective condition of the Vessel, it being specifically understood and agreed that any such defects reported and/or occurring after the Warranty Period and all damages, loss of profits, demurrages, delay, losses of use or other consequential or puntive damages of any kind whatsoever resulting therefrom, shall not be the responsibility of Builder, but shall be borne exclusively by Purchaser.

"THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR THAT THE VESSELS, MATERIAL OR SERVICES ARE FIT FOR ANY PARTICULAR PURPOSE OR USE, AND SPECIFICALLY IN LIEU OF ALL INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES".


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  ASSIGNMENT OF SUBCONTRACTOR'S GUARANTEES

17.13. The Builder agrees upon the expiry of the Guarantee Period to assign (to the extent to which it may validly do so) to the Purchaser, or as the Purchaser may direct, all the right, title and interest of the Builder in and to all guarantees or warranties given by the Subcontractors save insofar as the same relate to existing claims by the Purchaser against the Builder.


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